Equity Interest Purchase Agreement

by and among

Zen Energy, Inc.,

Genaro Gomez Castanares

and

Donald Goodwin

dated as of

January 20, 2017

Equity Interest Purchase Agreement

This Equity Interest Purchase Agreement (this “Agreement”) is made and entered into as of January 20, 2017, by and among (i) Zen Energy, Inc., a Texas corporation (the “Purchaser”), (ii) Genaro Gomez Castanares (“Castanares”), and (iii) Donald Goodwin (“Goodwin” and, together with Castanares, the “Sellers”). Each of the Purchaser and the Sellers are referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Enertrade Electric, LLC, a Texas limited liability company doing business as Shyne Energy (the “Company”) is a retail electric provider engaged in the business of providing retail electricity and electric services to residential and commercial consumers within the State of Texas (the “Business”);

WHEREAS, the Sellers own all of the issued and outstanding membership interests (the “Outstanding Equity Interests”) in the Company;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, an aggregate of eighty-eight percent (88%) of the Outstanding Equity Interests (the “Purchased Equity Interests”), on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

Sale of Purchased Equity Interests and Related Transactions

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms have the meanings set forth on Exhibit A attached hereto.

1.2 Sale and Purchase of Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers, all of the Purchased Equity Interests free and clear of all Liens, claims, demands and restrictions on transfer.

1.3 GSE Subscription for New Equity Interests.

(a) At the Closing, and as a condition to the consummation of the transactions contemplated by this Agreement, Purchaser and Sellers acknowledge and agree that Gulf States Energy, Inc., a Texas corporation (“GSE”) shall subscribe for and acquire new membership interests in the Company (the “New Equity Interests”), which New Equity Interests shall represent ten percent (10%) of the total issued and outstanding membership interests in the Company, shall dilute the Purchased Equity Interests to eighty percent (80%) of the total issued and outstanding membership interests in the Company, and shall dilute the Outstanding Equity Interests retained by the Sellers to an aggregate of ten percent (10%) of the total issued and outstanding membership interests in the Company, all upon the simultaneous consummation of both GSE’s acquisition of the New Equity Interests and the transactions contemplated by this Agreement.

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(b) Purchaser and Sellers acknowledge and agree that GSE’s subscription for and acquisition of the New Equity Interests shall be pursuant to the terms and conditions of a subscription agreement (the “GSE Subscription Agreement”) in substantially the form of Exhibit B attached hereto to be entered into between GSE and the Company and delivered at and as a condition to Closing. Purchaser and Sellers further acknowledge and agree that the consideration from GSE to the Company for the New Equity Interests shall be the services to be provided by GSE to the Company following Closing pursuant to the terms and conditions of a services agreement (the “GSE Services Agreement”) in substantially the form of Exhibit C attached hereto to be entered enter between GSE and the Company and delivered at and as a condition to Closing pursuant to which GSE shall provide certain marketing and development services for and on behalf of the Company, including, without limitation, (i) the transfer to the Company of GSE’s existing book of business with DTE Energy, and (ii) GSE’s agreement to further market and develop the Company’s retail commercial customer business, and pursuant to which the Company shall purchase electricity supply to service such DTE Energy and additional commercial customer business from GSE pursuant to the credit sleeve financing terms and conditions of the Company’s Energy Marketing Support Agreement with Luminant Energy Company, LLC.

1.4 Mexico Opportunities. At Closing, and as partial consideration for the Sellers’ retention of the Outstanding Membership Interests to be retained by the Sellers following Closing and as a condition to the consummation of the transactions contemplated by this Agreement, the Sellers shall enter into a services agreement (the “Sellers Services Agreement”) in substantially the form of Exhibit D attached hereto with the Company pursuant to which the Sellers shall present to the Company all opportunities to provide retail electricity and electric services to residential and commercial consumers within the Republic of Mexico as and when such opportunities arise and pursuant to which the Company shall agree to purchase electricity supply to service such Republic of Mexico business opportunities accepted by the Company pursuant to the credit sleeve financing terms and conditions of the Company’s Energy Marketing Support Agreement with Luminant Energy Company, LLC.

1.5 Company Agreement. At Closing, and as a condition to the consummation of the transactions contemplated by this Agreement, Purchaser, Sellers and GSE shall enter into and deliver an Amended and Restated Company Agreement (the “Amended Company Agreement”) for the Company in substantially the form of Exhibit E attached hereto.

Article II

The Closing

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Pulman, Cappuccio, Pullen, Benson & Jones, LLP, 2161 N.W. Military Hwy., Suite 400, San Antonio, Texas 78213, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as Purchaser and the Sellers shall agree in writing (the date on which such Closing takes place, the “Closing Date”); provided, however, that the Closing shall occur within sixty (60) days from the date of this Agreement unless such sixty (60) day period is extended by the written agreement of the Purchaser and the Sellers.

2.2 [Intentionally Omitted]

2.3 Consideration. In consideration of the sale and transfer of the Purchased Equity Interests to Purchaser and the consummation of the other transactions contemplated by this Agreement, Purchaser shall pay or cause to be paid to Sellers an aggregate consideration amount (such amount, as finally determined, the “Closing Purchase Price”) of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) (the “Base Purchase Price”), increased or decreased, as the case may be, by (x) the Working Capital Adjustment Amount in accordance with Section 2.4(b)(i)(A), (y) the Closing Indebtedness Adjustment Amount in accordance with Section 2.4(b)(i)(B), and (z) the Company Transaction Costs Adjustment Amount in accordance with Section 2.4(b)(i)(C). At Closing, Purchaser shall pay the Estimated Closing Purchase Price to the Sellers as follows:

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(a) Payments at Closing. At Closing, Purchaser shall deliver or cause to be delivered the following:

(i) to the Sellers, by wire transfer of immediately available funds, to an account designated in writing by the Sellers to Purchaser no later than two (2) Business Days prior to the Closing Date, an aggregate amount equal to Five Hundred Thousand and no/100 Dollars ($500,000.00), increased or decreased, as the case may be, by the adjustments to the Base Purchase Price set forth in Section 2.4(a)(i), (ii), and (iii) (collectively, the “Estimated Adjustments”); provided, however, if the Estimated Adjustments exceed Five Hundred Thousand and no/100 Dollars ($500,000.00), then the amount of such excess shall reduce the principal balance of the Seller Note; and

(ii) to any third parties owed Estimated Closing Indebtedness or Company Transaction Costs, the amount of such Estimated Closing Indebtedness and the amount of the Company Transaction Costs.

(b) Delivery of Seller Note at Closing. At the Closing, Purchaser also will execute and deliver a note (the “Seller Note”) in substantially the form of Exhibit F attached hereto in favor of Sellers for the amount of One Million and no/100 Dollars ($1,000,000.00) minus, if applicable, the amount by which the Estimated Adjustments exceed Five Hundred Thousand and no/100 Dollars ($500,000.00) (the “Seller Note Amount”), which Seller Note shall provide for the payment of the Seller Note Amount, without interest, in two (2) equal installments, with the first due and payable by Purchaser to the Sellers on that date which is ninety (90) days following the Closing Date and the second due and payable by the Purchaser to the Seller on that date which is one hundred and eighty (180) days following the Closing Date.

(c) Payments Following the Closing. Following the Closing, the difference, if any, between the Estimated Closing Purchase Price and the Closing Purchase Price, as finally determined pursuant to Section 2.4, shall be delivered as set forth in Section 2.4(c).

2.4 Adjustment Amounts.

(a) Estimated Adjustment Documents. No later than five (5) Business Days prior to the Closing Date, the Sellers’ Representative shall in good faith cause to be prepared and shall provide to Purchaser for Purchaser’s review and evaluation (i) an estimated balance sheet of the Company as of the Closing Date (as finally agreed upon, the “Estimated Closing Date Balance Sheet”), (ii) a schedule setting forth the estimated Current Assets and estimated Current Liabilities of the Company as of the Closing Date and setting forth the Company’s proposed calculation of the Estimated Working Capital as of the Closing Date (as finally agreed upon, the “Estimated Working Capital Schedule”), (iii) a schedule setting forth the Company’s proposed calculation of the Estimated Closing Indebtedness (as finally agreed upon, the “Estimated Indebtedness Schedule”), (iv) a schedule setting forth the Company’s proposed calculation of the Estimated Company Transaction Costs (as finally agreed upon, the “Estimated Company Transaction Costs Schedule”), and (v) a statement of the calculation of the Estimated Closing Purchase Price and Estimated Adjustment Amounts, based on the Estimated Closing Date Balance Sheet, the Estimated Working Capital Schedule, the Estimated Indebtedness Schedule, the Estimated Company Transaction Costs Schedule (collectively, the above (i)-(v) are the “Estimated Adjustment Documents”). The Estimated Adjustment Documents shall be finalized by mutual agreement of Sellers’ Representative and Purchaser no later than the Closing Date and shall be prepared in accordance with GAAP, consistently applied. For purposes hereof, the “Estimated Closing Purchase Price” shall mean the Base Purchase Price adjusted, as applicable, by the following (collectively, the “Estimated Adjustment Amounts”):

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(i) decreased, on a dollar-for-dollar basis, by the amount, if any, that the Estimated Working Capital as of the Closing Date is less than the Target Working Capital or increased, on a dollar-for-dollar basis, by the amount, if any, that the Estimated Working Capital as of the Closing Date is greater than the Target Working Capital, as the case may be (the “Estimated Working Capital Adjustment Amount”);

(ii) decreased, on a dollar-for-dollar basis, by the amount of the Estimated Closing Indebtedness (the “Estimated Closing Indebtedness Adjustment Amount”); and

(iii) decreased, on a dollar-for-dollar basis, by the amount of the Estimated Company Transaction Costs (the “Estimated Transaction Costs Adjustment Amount” and, together with).

(b) Post-Closing Adjustment Amount.

(i) In order to determine the actual Working Capital, the actual Closing Indebtedness and the actual Company Transaction Costs on the Closing Date, and any corresponding adjustment to the Closing Purchase Price, Purchaser shall prepare (i) a balance sheet of the Company as of the Closing Date (as finally determined, the “Closing Date Balance Sheet”), (ii) a schedule of the Current Assets and Current Liabilities of the Company as of the Closing Date setting forth a calculation of the Working Capital as of the Closing Date (the “Final Working Capital” as reflected on the “Working Capital Schedule”), (iii) a schedule setting forth the Closing Indebtedness (the “Final Closing Indebtedness” as reflected on the “Indebtedness Schedule”), and (iv) a schedule of the Company Transaction Costs (the “Final Company Transaction Costs” as reflected on the “Company Transaction Costs Schedule”). On the basis of the Closing Date Balance Sheet, the Working Capital Schedule, the Indebtedness Schedule, and the Company Transaction Costs Schedule subject, however, to the rights of Purchaser and the Sellers as provided in Sections 2.4(d) and 2.4(e) below, and for purposes of calculating the Closing Purchase Price, the Base Purchase Price shall be:

(A) decreased, on a dollar-for-dollar basis, by the amount, if any, that the Final Working Capital on the Closing Date is less than the Target Working Capital or increased, on a dollar-for-dollar basis, by the amount, if any, that the Final Working Capital on the Closing Date is greater than the Target Working Capital (the “Working Capital Adjustment Amount”);

(B) decreased, on a dollar-for-dollar basis, by the amount of the Final Closing Indebtedness (the “Closing Indebtedness Adjustment Amount”); and

(C) decreased, on a dollar-for-dollar basis, by the amount of the Final Company Transaction Costs (the “Closing Transaction Costs Adjustment Amount” and, together with the Working Capital Adjustment Amount and the Closing Indebtedness Adjustment Amount, the “Adjustment Amounts”).

(c) Payment of Adjustment Amount. If the Closing Purchase Price exceeds the Estimated Closing Purchase Price, then, within five (5) Business Days of the final determination of the Final Adjustment Amounts in accordance with this Section 2.4(c), the amount by which Closing Purchase Price exceeds the Estimated Closing Purchase Price shall be added to the principal due and owing pursuant to the Seller Note as of such date. If the Closing Purchase Price is less than the Estimated Closing Purchase Price, then, within five (5) Business Days of the final determination of the Final Adjustment Amounts in accordance with this Section 2.4(c), the amount by which the Closing Purchase Price is less than the Estimated Closing Purchase Price shall be subtracted from the principal due and owing pursuant to the Seller Note as of such date.

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(d) Delivery of Adjustment Documents; Disputes. Purchaser shall, within thirty (30) days following the Closing Date, deliver to the Sellers’ Representative (i) the Closing Date Balance Sheet, (ii) the Working Capital Schedule, (iii) the Indebtedness Schedule, (iv) the Company Transaction Costs Schedule, and (v) a statement of the calculation of the Final Adjustment Amounts, based on the Closing Balance Sheet, the Working Capital Schedule, the Indebtedness Schedule, and the Company Transaction Cost Schedule and (vi) a statement of the resulting Closing Purchase Price (collectively, the above (i)-(iv) are the “Adjustment Documents”). The Adjustment Documents shall be final and binding on, and deemed accepted by, the Parties, unless within ten (10) days after the Sellers’ Representative’s receipt thereof, the Sellers’ Representative provides Purchaser with written notice of objection with respect to the Adjustment Documents (an “Objection Notice”). The Objection Notice shall specify in reasonable detail each item on the Adjustment Documents that the Sellers’ Representative disputes, the nature of any objection so asserted, and any portions of the Adjustment Documents the Sellers’ Representative does not dispute. Purchaser agrees that during the entirety of such ten (10) day period following the Sellers’ Representative’s receipt of the Adjustment Documents, the Sellers’ Representative and its representatives shall have, for the purposes of evaluating the Adjustment Documents, reasonable access to the appropriate books, records, schedules, analyses, working papers and other information used in the preparation of the Adjustment Documents.

(e) Resolution of Disputes. During the ten (10) day period following the date on which the Objection Notice is received by Purchaser, Purchaser and Sellers’ Representative shall meet in an effort to resolve any objections contained therein. If Purchaser and Sellers’ Representative are unable to resolve the dispute within such ten (10) day period, then any disputed matter set forth in the Objection Notice which remains unresolved shall be submitted for final determination to an independent accounting firm with no current relationship with any Party agreed upon in writing by the Purchaser and Sellers’ Representative (such firm, the “Independent Accounting Firm”). The Independent Accounting Firm shall, based solely on the documents and presentations made by Purchaser and Sellers’ Representative and within thirty (30) days after its receipt of any such disputed matter, render a written report as to the resolution of each disputed matter set forth in the Objection Notice which remains outstanding, and as to the calculation of the Final Adjustment Amounts and the final Closing Purchase Price. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the Closing Date Balance Sheet, the Working Capital Schedule, the Indebtedness Schedule, the Company Transaction Cost Schedule, the Final Adjustment Amounts and the Closing Purchase Price. The Independent Accounting Firm’s determination shall be conclusive and binding on all parties and shall be enforceable in a court of law. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute by the Parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Working Capital Schedule and the Objection Notice, respectively. The fees and expenses of the Independent Accounting Firm shall be paid by the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by the Sellers’ Representative and Purchaser.

(f) Final Closing Purchase Price. The Final Adjustment Amounts and Closing Purchase Price shall become final and binding upon the parties upon the earlier of (i) the failure by Sellers’ Representative to object thereto within the period permitted under, and otherwise in accordance with, the requirements of Section 2.4(d), (ii) the written agreement between Sellers’ Representative and Purchaser with respect thereto, or (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 2.4(e).

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2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Sellers and Purchaser will take all such lawful and necessary action.

2.6 Closing Deliverables.

(a) At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser the following:

(i) The Sellers Services Agreement, executed by the Sellers;

(ii) The Amended Company Agreement, executed by the Sellers;

(iii) a membership interest assignment (the “Membership Interest Assignment”), in substantially the form of Exhibit G attached hereto, executed by the applicable Sellers sufficient to transfer the Purchased Equity Interests to the Purchaser;

(iv) the certificates required to be delivered pursuant to Sections 8.2(a) and 8.2(b) (the “Company Closing Certificates”);

(v) the Payoff Letters;

(vi) a UCC search from the Secretary of State of Texas and each county therein in which (A) the Sellers reside or (ii) the Company has offices evidencing any Encumbrances on the assets of the Company, the Purchased Equity Interests and evidence of release of any such Encumbrances relating to the assets of the Company and the Purchased Equity Interests dated not more than five (5) days prior to the Closing Date and in such form acceptable to Purchaser in its sole discretion;

(vii) certificates as to good standing (or equivalent certificates) of the Company certified as of a date not more than 5 days prior to the Closing Date by the appropriate authority in the respective jurisdiction in which the Company is qualified to do business;

(viii) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of the Company (the “Company Secretary Certificate”) certifying (A) that attached thereto are true and complete copies of the Organizational Documents of the Company as of immediately prior to Closing, (B) that attached thereto are true and complete copies of all resolutions adopted by the governing authority of the Company authorizing the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (C) that attached thereto are true and complete copies of all resolutions adopted by the equity holders of the Company consenting to and approving the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(ix) the Closing Company Transaction Costs Certificate duly executed by the Sellers’ Representative;

(x) the Closing Company Indebtedness Certificate duly executed by the Sellers’ Representative;

(xi) the resignation of the officers and managers of the Company, except as otherwise consented to by Purchaser, effective as of the Closing, in forms reasonably acceptable to Purchaser;

(xii) any original minute books of the Company, including any ownership ledgers; and

(xiii) such other, instruments of transfer, endorsements, releases and documents as Purchaser reasonably request and are reasonably necessary to consummate the transactions contemplated hereby.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (or to such other third party as set forth below) the following:

(i) the Estimated Closing Purchase Price (to be paid to the Sellers and other third parties as contemplated in Section 2.3(a));

(ii) the Seller Note executed by Purchaser;

(iii) the Sellers Services Agreement executed by the Company;

(iv) the Amended Company Agreement executed by Purchaser;

(v) the certificates required to be delivered pursuant to Sections 8.1(a) and 8.1(b) (the “Purchaser Closing Certificates”);

(vi) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the governing authority of the Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(c) At the Closing, the Parties shall take all steps necessary to cause the GSE Subscription Agreement and the GSE Services Agreement to be executed and delivered by GSE and the Company and to cause GSE to deliver the Amended Company Agreement executed by GSE.

(d) At the Closing, the Sellers shall take all steps necessary to vest in Purchaser all the rights, privileges and powers of the Purchased Equity Interests and all Parties shall take all steps necessary to consummate the transactions contemplated hereby.

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Article III

Representations and Warranties of the Sellers

Except as set forth in the correspondingly numbered Section of the disclosure schedule delivered concurrently herewith (the “Seller Disclosure Schedule”) and describing in reasonable specificity the basis for such exception, the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

3.1 Organization. As of the date hereof, the Company is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Texas. The Company has all requisite company power and authority to carry on its business as now being conducted, to own, use and lease the properties and assets it now owns and to perform all of its obligations under each agreement to which it is a party or by which it is bound and is duly qualified or licensed to do business as a foreign entity in good standing in every jurisdiction in which such qualification is required. The Company does not own any Subsidiary and does not own, or have any ownership interest in, any other Person. The Company is not in violation of any of the provisions contained in its Organizational Documents. The Company engages in no operations or activities other than the Business.

3.2 Authorization, Execution and Validity.

(a) The Company has full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of the Company. The Transaction Documents to which it is a party have been duly executed and delivered by the Company. Assuming the due and valid authorization, execution and delivery hereof by Purchaser, the Transaction Documents to which it is a party when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally (collectively, the “Enforceability Limitations”).

(b) Each Seller has full legal right, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against him in accordance with its terms.

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3.3 Consents and Approvals; No Violations.

(a) Except as set forth in Section 3.3 of the Seller Disclosure Schedule, the execution and delivery by the Company of this Agreement or any of the Transaction Documents to which it is a party, the performance by Company of its obligations hereunder or thereunder, the consummation by the Company of the transactions contemplated hereby or thereby, will not (a) conflict with or result in any breach of any provision of any Organizational Document of the Company, respectively, (b) conflict with or result in a violation or breach of any Legal Requirement or Order applicable to the Company, (c) require any declaration or filing with, or permit, authorization, consent or approval of, any Governmental Authority, (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, or (e) result in any violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (in each case, with or without notice or the lapse of time or both) the Company Permit or Contract to which the Company is a party or by which the Company or the Business is bound.

(b) The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any Legal Requirement or Order applicable to such Seller; (b) require any declaration or filing with, or permit, authorization, consent or approval of, any Governmental Authority, (c) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Equity Interests or on any properties or assets of the Company, (d) result in any violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (in each case, with or without notice or the lapse of time or both) any Contract or Permit to which the Company is a party or by which the Company or the Business is bound or (e) create in any party a right of payment from the Company, any Seller, any Purchaser or any of their respective Affiliates following the Closing, including without limitation any return of grant monies or assets to any Governmental Authority.

3.4 Capitalization.

(a) Section 3.4(a) of the Seller Disclosure Schedule sets forth the following information with respect to the Company: (A) issued and outstanding Outstanding Equity Interests and (B) the name of the holder of each of the issued and outstanding Outstanding Equity Interests and the number or percentage held by such Person. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, (i) there are no equity-based compensation plans of the Company, (ii) there is no restricted interest, stock, option, subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company that is authorized or outstanding, and (iii) there is no commitment by the Company to issue interests, shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions with respect to any of the Outstanding Equity Interests. All issued and outstanding Outstanding Equity Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company’s Organizational Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances in respect thereof. All issued and outstanding Outstanding Equity Interests were issued in compliance with applicable Legal Requirements.

(b) There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of the Company’s securities.

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(c) All distributions, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company’s Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

3.5 Financial Statements.

(a) Section 3.5 of the Seller Disclosure Schedule includes accurate and complete copies of (a) the unaudited balance sheet and statements of income, equity and cash flows of the Company for the ten (10) months ended October 31, 2016 and (b) the audited balance sheets and statements of income, equity and cash flows of the Company for the fiscal years ended December 31, 2015, 2014 and 2013. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements,” the Company’s interim consolidated balance sheet as of October 31, 2016 is referred to herein as the “Balance Sheet” and October 31, 2016 is referred to herein as the “Balance Sheet Date.” Except as set forth in Section 3.5 of the Seller Disclosure Schedule, each of the Financial Statements (including any related notes) (i) was prepared from and in accordance with the Company’s Books and Records, (ii) fairly presents the Company’s financial position, as of the respective dates thereof and for the respective periods covered thereby, and fairly presents the Company’s results of operations, equity and cash flows, as the case may be, for the periods covered thereby, in each case, in accordance with GAAP consistently applied, and (iii) contains and reflects all necessary adjustments, accruals, provisions and allowances required by GAAP. The reserves, if any, established by the Company and set forth on the Financial Statements, or the lack of a reserve thereon, if applicable, are based upon facts and circumstances known by the Company on the respective dates as of which such Financial Statements were prepared.

(b) The Company has established and maintained a system of internal accounting controls sufficient to provide reasonable assurances that, in all material respects, (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP and (B) to maintain accountability for items, (iii) access to assets is permitted in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The Company has not entered into any securitization transactions, off-balance sheet arrangements, synthetic leases, sale/leaseback arrangements or arrangements providing for the factoring of receivables or entered into any transaction involving the use of special purposes entities for any of the foregoing.

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3.6 No Undisclosed Liabilities; Work In Progress. The Company has no Liabilities, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such Liability, except for (i) Liabilities and obligations which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (ii) Liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount. The Company has not, nor will the Company have as of or following the Closing, any obligation or Liability for earn-outs or other contingent payments payable to former owners of assets, or equity interests of any kind acquired by the Company or otherwise arising out of previous transactions by the Company.

(b) Set forth on Section 3.6(b) of the Seller Disclosure Schedule is a complete and accurate description of each customer project under which the Company is providing services for which it has received funds for services that have not been fully provided, including for each such project (i) an estimate of the portion of the fee that has been earned to date, (ii) the costs expended on such job to date and the estimated remaining costs to complete the project, (iii) the deferred revenue on such engagement and (iv) a reasonable estimate of any losses that will arise from each such project (e.g., costs exceeding the revenue).

3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, since December 31, 2015, the Company has not:

(a) suffered a Company Material Adverse Effect;

(b) amended, modified or repealed any provision of any of the Company’s Organizational Documents or consented to any such amendment, modification or repeal;

(c) other than in the ordinary course of business consistent with past practice, created, incurred, assumed, guaranteed, endorsed, refinanced, modified, extended, renewed or otherwise become liable for any Liabilities (including any Indebtedness), or failed to pay or discharge when due any Liabilities, or paid, agreed to cancel or pay, or otherwise provided for a complete or partial discharge in advance of a scheduled payment date with respect to any Indebtedness, obligation or other Liability, or waived, cancelled or compromised any right to receive any direct or indirect payment or other benefit under any debt, obligation or other Liability owing to the Company, or granted any extensions of credit;

(d) made any change in its accounting methods, principles or practices (except to the extent required by GAAP), changed or adopted any new method of Tax accounting, made or changed any Tax election, amended any Tax Returns or filed any claim for Tax refunds, entered into any closing agreement, proposed any Tax adjustments or assessments, settled any Tax claim, audit or assessment or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability;

(e) revalued any of its assets, delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation, agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, accelerated the collection of (or discounted) any accounts or notes receivable, or taken any actions or omitted to take any actions with the intent or the purpose of increasing the Company’s Working Capital as of the Closing;

(f) issued or authorized any issuance of any other securities in respect of, in lieu of or in substitution of equity interests in the Company; granted or modified any option, warrant or other right to purchase any equity interests of the Company; issued any security convertible into such equity interest; granted any registration rights; authorized, issued, sold, transferred, pledged, disposed of or encumbered any equity interest of the Company, or securities convertible into or exercisable or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity interest of the Company, or modified or amended any right of any holder of any equity interest in the Company;

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(g) declared, paid or set aside for payment any distribution in respect of any equity interest of the Company or redeemed, purchased or otherwise acquired, directly or indirectly, any equity interest of the Company;

(h) sold, transferred or disposed of any assets having an aggregate value of more than $10,000, other than in the ordinary course of business consistent with past practice;

(i) sold, leased, exchanged, transferred, licensed (other than in the ordinary course of business consistent with past practice), acquired, or disposed of, or subjected to any Encumbrance, the Company IP;

(j) made any loans or advances to, or guarantees for the benefit of, any Person;

(k) purchased any capital stock of or other equity interest in any Person;

(l) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(m) entered into any new line of business or abandoned or discontinued any existing lines of business;

(n) created or suffered the imposition of any Encumbrance upon any of its properties, capital stock or assets, tangible or intangible, except for Permitted Encumbrances;

(o) made any change in its cash management practices or its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits;

(p) entered into, amended, modified, affirmatively waived any right under, accelerated or terminated any Material Contract (including any Contract that would constitute a Material Contract in the absence of such amendment, modification, waiver, acceleration or termination);

(q) made a commitment for capital expenditures in excess of $10,000 in the aggregate;

(r) increased the compensation payable or to become payable (including benefits and bonuses, whether monetary or otherwise) to any of the Company Employees (other than normal increases in base salaries in the ordinary course of business consistent with past practice);

(s) adopted, amended, modified or terminated (or expressed any commitment or intention to adopt, amend, modify or terminate) any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any of its directors, officers or Company Employees (or taken any such action with respect to any other employee benefit plan), or increased the payments or benefits under any such plan;

(t) entered into or terminated any employment agreement or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

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(u) made any loan to, or entered into any other transaction with, any of its directors, officers or Company Employees;

(v) adopted or become parties to any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, filed any petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

(w) paid or agreed to pay any bonuses or other compensation to any Person in connection with the transactions contemplated hereby (including, without limitation, any severance, change in control or related bonuses or benefits);

(x) suffered any loss, damage or destruction to its properties or assets, whether or not covered by insurance and whether or not in the ordinary course of business, in an aggregate amount in excess of $10,000;

(y) purchased, leased or otherwise acquired the right to own, use or lease any property or assets, or made any capital improvement, for an amount in excess of $10,000, individually (in the case of a lease, per annum), or $10,000, in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(z) entered into any material Contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or changed in any significant respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);

(aa) except as expressly contemplated by this Agreement, applied for any governmental permit, license or authorization outside of the ordinary course of business or the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(bb) settled any action, suit, charge, claim or proceeding, at law or in equity, pending or threatened to be brought before any Governmental Authority for an amount to be paid by the Company in excess of $10,000, or which would be reasonably likely to have any material adverse impact on the operations of the Company, taken as a whole, as a result of a non-monetary settlement; or

(cc) entered into any agreement, contract or other binding commitment to do any of the foregoing or taken any action or made any omission that would result in any of the foregoing.

3.8 Title to Properties; Encumbrances. Except for properties and assets sold in the ordinary course of business consistent with past practice, the Company has good and valid title to, or a valid leasehold interest in, all properties and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, including but not limited to all Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

3.9 Real Property; Leases.

(a) The Company does not own any Real Property.

(b) With respect to Real Property that is leased by the Company:

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(i) Each parcel of Real Property has direct access to a public street adjoining such Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Tangible Assets or any portion thereof included in the Real Property is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(ii) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Company’s business as currently conducted thereon. No fact, condition, or proceeding exists which would result in the termination or impairment of the furnishing of services to the Real Property of the foregoing utility services.

(iii) The use or occupancy of the Real Property after the Closing or any portion thereof and the operation of the Company’s business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(iv) The use and occupancy of the Real Property and the operation of the Company’s business as currently and as proposed to be conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

(v) There are no Taxes with respect to any Real Property or portion thereof that are delinquent. There is no pending or threatened increase or special assessment or reassessment of any Taxes relating to the Real Property.

(vi) No portion of the Real Property is located within an area of special risk with respect to earth movement, flood, earth subsidence, rising water or other unusual natural hazards, nor does any Seller know of any adverse geological or soil conditions affecting the Real Property.

(vii) The use and operation of the Real Property in the conduct of the Company’s business do not violate any Legal Requirement, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There is no action, suit, charge, claim or proceeding, at law or in equity, pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.10 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company (collectively, the “Tangible Assets”) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Tangible Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Tangible Assets, together with any Real Property leased by the Company, are sufficient for the continued conduct of the business of the Company after the Closing in substantially the same manner as the conduct of the business of the Company prior to the Closing. There are no facts or conditions affecting any of the Tangible Assets that would, individually or in the aggregate, interfere in any material respect with the use or occupancy thereof or of any portion thereof.

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3.11 Contracts and Commitments.

(a) Contracts. Set forth in Section 3.11(a) of the Seller Disclosure Schedule is a list of all Contracts to which the Company is a party or by which the Company or the Business is bound (each, a “Company Contract”).

(b) The Sellers have made available to Purchaser a correct and complete copy of each Company Contract. Each Company Contract is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms. The Company is not in breach of or default under any Company Contract, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute a breach or default by the Company under a Company Contract or result in a termination thereof or would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. Neither the Company nor Sellers have received any notice that it is in breach of or default under, and has not provided or received any notice of any intention to terminate, a Company Contract. No other party to any Company Contract is in breach of or default under a Company Contract, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.

3.12 Litigation. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, since January 1, 2012, there has been (i) no action, suit, charge, claim or proceeding, at law or in equity, pending or threatened (A) against or by the Company affecting any of its properties or assets; or (B) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; (ii) no audit, examination or investigation pending or threatened by any Governmental Authority against the Company or any of its properties or assets, or any of the directors or officers of the Company in respect of their actions in such capacities; and (iii) no settlements or similar agreements that imposes any ongoing obligation or restriction on the Company. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit, charge, claim or proceeding. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

3.13 Compliance with Laws; Permits.

(a) The Company has complied and is complying with and is not in violation of, or under investigation with respect to, and has not received any written notice alleging any violation with respect to, or otherwise been advised that it is not in compliance with, any provision of any and all Legal Requirements and Orders that apply to the Company or the Business or the Company’s operations or assets. No circumstances exist that are likely to result in violations of any of the foregoing or which could reasonably give rise to a claim (without regard to the merits of such claim) that the Company or the conduct of its business is not in compliance with any Legal Requirement or Order.

(b) Section 3.13(b) of the Seller Disclosure Schedule lists all governmental permits, licenses or authorizations held by the Company (the “Company Permits”), including their respective dates of issuance and expiration. All of the Company Permits are valid and in full force and effect. The Company Permits constitute all governmental permits, licenses and authorizations required to conduct the business of the Company as currently conducted. The Company is not in breach of or default under any Company Permit and neither the Company nor Sellers have received any notice of any claim of any default or violation with respect to any the Company Permits, and all fees and charges with respect to the Company Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of the Company Permit.

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3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (A) all employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not any such plans are exempt from the provisions of ERISA, (B) all equity option plans, restricted equity, bonus or incentive award plans, employment and consulting agreements, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, fringe benefit plans and (C) any employee benefit plan, agreement, program, practice, understanding or arrangement not described in clause (A) or (B) above, in each case which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of a Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, contingent or otherwise (collectively “Plans”). The Company does not have any legally binding commitment to amend, modify or terminate any Plan or to establish, adopt or enter into any arrangement that would be a Plan.

(b) Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, all Plans comply with their terms and with all applicable Legal Requirements, including ERISA and the Code and the regulations promulgated thereunder. The Company has not engaged in any transaction with respect to the Plans which would subject the Company to a tax, penalty or Liability for prohibited transactions under ERISA or the Code, or for any other reason, and none of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or have taken or failed to take any action that would result in any claim being made under, by or on behalf of any such plans by any party with standing to make such claim. No litigation, claim, arbitration, Governmental Authority proceeding, audit, or formal investigation (other than those relating to routine claims for benefits) is pending or threatened with respect to any Plan.

(c) The Company has no obligation to provide health, life or disability benefits to any former Company Employee under any Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA or similar statute.

(d) Except as set forth in Section 3.14(d) of the Seller Disclosure Schedule, none of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Plan, (iii) result in any breach or violation of, or a default under, any Plan, (iv) result in any forgiveness of indebtedness owed by any Company Employee or officer of the Company, trigger any funding obligation under any Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Plan, (v) result in any payment or the provision of any other benefit, acceleration of vesting or payment of options that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (vi) result in the Company having an obligation to make reimbursement or gross-up payments to any Person in respect to any Taxes, including without limitation Taxes incurred under Sections 409A or 4999 of the Code.

(e) The Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of (i) all plan documents for the Plans as in effect for the Company, together with all amendments thereto which will become effective at a later date, as well as the latest IRS determination letter, or opinion letter if the Plan is a prototype or volume submitter document, obtained with respect to any such Plan qualified under Section 401 or 501 of the Code, (ii) Form 5500 for the three (3) most recent completed fiscal years for each Plan required to file such form, (iii) a current summary plan description for each Plan, together with any summary of material modifications thereto, if any, (iv) any insurance or annuity policy (including any fiduciary liability insurance policy) related to any Plan, (v) the three (3) most recent summary annual reports provided to participants for each Plan required to disclose such report and (vi) any material communication with any Governmental Authority regarding any Plan.

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(f) Except as set forth in Section 3.14(f) of the Seller Disclosure Schedule, there are no claims pending with respect to, or under, any Plan other than routine claims for Plan benefits, and there are no disputes or litigation pending or threatened with respect to any such Plans; and all contributions, premiums, or other payments due from have been fully paid or adequately provided for and disclosed on the Financial Statements.

(g) Except as set forth in Section 3.14(g) of the Seller Disclosure Schedule, no action has been taken, nor has there been a failure to take any action that would subject any person or entity to any Liability for any income, excise or other tax or penalty in connection with any Plan other than for income taxes due with respect to benefits paid.

(h) COBRA. The Company has complied with COBRA with respect to any Plan that is a group health plan subject to COBRA.

(i) HIPAA. Every Plan of the Company that is a group health plan complies with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

3.15 Tax Matters.

(a) Filed Returns and Tax Payments.

(i) The Company has filed or caused to be filed on a timely basis all Tax Returns that were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.

(ii) The Company has not requested any waivers of statutes of limitations or extension of time within which to file any Tax Return.

(iii) All Tax Returns filed by (or that include on a consolidated basis) the Company are materially complete, true and correct and comply with applicable Legal Requirements as of the time of such filing.

(iv) The Company has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by any Tax Return or otherwise, except such Taxes, if any, that are listed in Section 3.15(a)(iv) of the Seller Disclosure Schedule and that are being contested in good faith by appropriate Actions and for which adequate reserves have been provided in the Balance Sheet.

(v) The Company has duly and timely withheld or collected and fully paid to the proper Governmental Authority or other Person all Taxes required to be withheld, collected or paid by it and complied with all information reporting and backup withholding requirements pursuant to applicable Legal Requirements.

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(vi) Section 3.15(a)(vi) of the Seller Disclosure Schedule lists each income Tax Return and any other material Tax Return filed by the Company since December 31, 2012, and the Company has delivered to Purchaser copies of all such Tax Returns.

(vii) No claim has ever been made or is currently pending or, to the Knowledge of the Company, threatened, by any Governmental Authority against the Company in a jurisdiction where the Company does not file a specific type of Tax Return that it is or could be subject to such form of taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(viii) No claim has ever been made or is currently pending or, to the Knowledge of the Company, threatened, by any Governmental Authority in respect of any material Tax or Tax assessment, nor has any claim for an additional material Tax or Tax assessment been asserted in writing or, to the Knowledge of the Company, proposed by any Tax authority, nor is there any reasonable basis for such a claim.

(b) Audited or Closed Tax Years.

(i) Section 3.15(b)(i) of the Seller Disclosure Schedule lists all audits of all Tax Returns, including a description of the nature and, if completed, the outcome of each audit since December 31, 2010. The Company has delivered to Purchaser copies of any reports, statements of deficiencies, or similar items with respect to such audits. Section 3.15(b)(i) of the Seller Disclosure Schedule describes all adjustments to any Tax Return filed by or with respect to the Company for all taxable years since December 31, 2010, and the resulting deficiencies proposed by the IRS or other Governmental Authority. Section 3.15(b)(i) of the Seller Disclosure Schedule lists all deficiencies proposed as a result of such audits, all of which have been paid or, as set forth in Section 3.15(b)(i) of the Seller Disclosure Schedule, have been settled or are being contested in good faith by appropriate Actions.

(ii) Except as set forth in Section 3.15(b)(ii) of the Seller Disclosure Schedule, no Actions are pending before the IRS or other Governmental Authority with respect to the Taxes of the Company.

(iii) Except as set forth in Section 3.15(b)(iii) of the Seller Disclosure Schedule, none of the Sellers or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which a Company could be liable.

(iv) Except as set forth in Section 3.15(b)(iv) of the Seller Disclosure Schedule, no Encumbrance for Taxes exists with respect to any assets of the Company, except statutory liens for Taxes not yet due.

(c) Status of the Company.

(i) The Company has not been a member of any affiliated group of corporations that has filed a combined, consolidated or unitary income Tax Return with any Governmental Authority. The Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Legal Requirement, as a transferee or successor, by contract or otherwise.

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(d) Miscellaneous.

(i) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar agreement, arrangement, understanding or practice, oral or written, with respect to Taxes that will require any payment by the Company.

(ii) The Company has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding on the Company after the Closing Date.

(iii) The Company will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date (iii) change in method of accounting for a Pre-Closing Tax Period or (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any Pre-Closing Tax Period.

(iv) None of the Sellers the Company is a foreign person within the meaning of Section 1445(f)(3) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(v) Except as set forth in Section 3.15(d)(v) of the Seller Disclosure Schedule, the Company has not received, been the subject of, or requested a written ruling of a Governmental Authority relating to Taxes, and the Company has not entered into a Contract with a Governmental Authority relating to Taxes that would have a continuing effect after the Closing.

(vi) The Company has disclosed on its federal income Tax Returns all positions taken by it that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(vii) The Company has not participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(viii) Except as set forth in Section 3.15(d)(viii) of the Seller Disclosure Schedule, the Company is not, or will not be, subject to a tax under Section 1374 of the Code for any taxable period (or portion thereof) ending on or before the Closing Date, including, but not limited to, any such tax incurred in connection with the transactions contemplated by this Agreement.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a true and complete list of (i) all Registered Intellectual Property Rights owned exclusively or partially by the Company (including the record owner and jurisdiction of registration application) and (ii) all IP that is not Registered Intellectual Property Rights and that is owned exclusively or partially by the Company, in each case properly identifying all applicable co-owners, if any. Except as set forth on Section 3.16(a) of the Seller Disclosure Schedule, all Intellectual Property Rights that are Company IP (x) are valid and enforceable, (y) are owned free and clear of all Encumbrances other than Permitted Encumbrances and (z) no Registered Intellectual Property has expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned.

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(b) The Company own and possess, or have the right to use pursuant to a valid and enforceable Company License, all of the IP materials necessary for the operation of the Business as now conducted and as currently proposed to be conducted. Without limiting the foregoing, each current or former manager, officer, employee, consultant and contractor of the Company who has been involved in, or who contributed to, the creation or development of the Company IP has executed and delivered to a Company a valid and enforceable assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to the Company IP. No current or former manager, officer, employee, consultant or contractor of the Company has any right, license, claim, moral right or interest whatsoever in or with respect to any of the Company IP. There is no IP that is used in or reasonably necessary for the operation of the Business that will not be available to and usable by the Company without payment of any additional consideration as of or as a result of the Closing.

3.17 Employees. Section 3.17 of the Seller Disclosure Schedule correctly sets forth the name, title, employer, current annual compensation, total annual target compensation and accrued paid time-off of the Company Employees (including annual salary (or hourly rate), bonus, commissions and any other payments), regardless of whether any of the Company Employees is absent from active employment for any reason. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, (a) to the Knowledge of the Company, no executive or key employee of the Company (including, without limitation, any Key Employee) or any group of employees of a Company has any plans to terminate employment with the Company; and (b) neither the Company nor the Company Employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, or in conflict with the present business activities of the Company, except for agreements between the Company and its present and former employees, if any. As of the date hereof, all commissions and bonuses payable to Company Employees and consultants or contractors of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full and are not yet payable) and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.

3.18 Labor Matters.

(a) The Company is not a party to or bound by any labor or collective bargaining agreement applicable to the Company or to the Company Employees. None of the Company Employees are represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by the Company Employee or group of Company Employees with any labor relations board or commission seeking recognition of a collective bargaining representative. There is no organizational effort currently being made or threatened by or on behalf of any labor union to organize the Company Employees.

(b) Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, the Company is in material compliance with all Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification, workplace health and safety, withholding and remittance of wages, data privacy, equal opportunity, workplace discrimination, immigration matters and wages and hours, and there is no grievance, unfair labor practice charge or complaint against the Company or regarding the Company Employees or group of Company Employees (or any former employees of the Company) pending or threatened before any Governmental Authority.

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(c) The Company has not, since December 31, 2014, engaged in a plant closing or mass layoff that is subject to the WARN Act.

3.19 Environmental Compliance. Except as set forth in Section 3.19 of the Seller Disclosure Schedule:

(a) The Company, as well as the owner of any Real Property leased by the Company, has complied and is in compliance with all Environmental and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

(c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements.

(d) None of the following exists at any property or facility owned, possessed or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(e) Neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements.

(f) Neither the Company nor any of its predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products containing asbestos, and with respect to such entities, no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to any adverse consequences arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Company, its predecessors or Affiliates, or based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility owned, leased or operated by the Company, its predecessors or Affiliates.

(g) The Company has made available to Purchaser all environmental audits, reports and other environmental documents relating to the current and former operations and facilities of the Company, which are in its possession, custody or control.

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3.20 Related Party Transactions.

(a) Except as set forth in Section 3.20(a) of the Seller Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its managers or officers or to any member of their Immediate Families in any amount whatsoever, except for indebtedness to employees for accrued salaries, bonuses and other employee benefits not yet payable or for reasonable business expenses actually incurred. Except as set forth in Section 3.20(a) of the Seller Disclosure Schedule, none of the managers, officers or employees of the Company, nor any member of their Immediate Families, is indebted to the Company or owed any money from a Company (any such indebtedness, a “Related Party Debt”) as of the date hereof or has any direct or indirect ownership interest in any firm or business entity with which the Company has a business relationship or competes (other than the ownership of one percent (1%) or less of the outstanding voting securities of any such firm or business entity). No Related Party Debts will exist as of immediately prior to the Closing Date. Except as set forth in Section 3.20(a) of the Seller Disclosure Schedule, no officer, manager or director other than the Sellers, or any member of his or her Immediate Family, is, directly or indirectly, interested in any Contract or transaction with the Company or the Company’s customers or suppliers or has any interest in any assets or property used by a Company (including any Intellectual Property Rights or Technology).

(b) None of the Sellers or any of their respective Related Persons is indebted to a Company or has any direct or indirect ownership interest in a Person with which a Company has a business relationship or competes (other than the ownership of one percent (1%) or less of the outstanding publicly traded voting securities of any such firm or business entity). None of the Sellers or any of their respective Related Persons is, directly or indirectly, interested in any Contract or transaction with the Company or the Company’s customers or suppliers or has any interest in any assets or property used by a Company (including any Intellectual Property Rights or Technology).

3.21 Certain Payments. Neither the Company nor any of its managers, officers, agents, employees or other Persons acting on behalf of the Company has: (a) used any funds of the Company for unlawful contributions, payments, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (c) made any other unlawful payment; or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Legal Requirement of similar effect. Neither a Company nor any of its managers, officers, agents, employees or other Persons acting on behalf of the Company has accepted or received any unlawful contributions, payments, gifts, gratuities, entertainment or other expenses.

3.22 Insurance.

(a) Section 3.22(a) of the Seller Disclosure Schedule lists all insurance policies which are in effect covering the Company and the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”). True and complete copies of all Insurance Policies have been provided or made available to Purchaser. All Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policy. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies and arrangements identified in Section 3.22(a) of the Seller Disclosure Schedule are in adequate amounts and cover risk customarily insured against by a business of the type operated by the Company and are sufficient for compliance with all applicable Legal Requirements and Contracts to which any of the Company is a party or by which it is bound. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with any provision contained in any such Insurance Policy.

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(b) Section 3.22(b) of the Seller Disclosure Schedule sets forth the schedule of the reserves reflected in the Financial Statements for litigation and claim exposure, whether known or unknown, and such reserves are adequate.

3.23 Books and Records. The minute books of the Company contain, in reasonable detail, accurate and complete records of all meetings held and actions taken by written consent of, the equity holders and governing authority the Company, and no meeting, or action taken by written consent, of any such equity holders or governing authority has been held or taken for which minutes have not been prepared and are not contained in such minute books.

3.24 Customers and Suppliers.

(a) Section 3.24(a) of the Seller Disclosure Schedule sets forth with respect to the top ten (10) customers of the Company (on a consolidated basis) for each of the two most recent fiscal years, the names and addresses of such customers and the amount for which each such customer was invoiced during such period. The Company has not received any written notice, and has no reason to believe, that any significant customer of the Company (i) has ceased, or will cease, to use the products or services of the Company, or (ii) has substantially reduced or will substantially reduce, the use of products or services of the Company. The Company is not involved in any material disputes with any of the top 10 customers. Except for payments received in the ordinary course of business consistent with past practice, the Company has not received payment in advance of any services or prepayment for products or services not yet developed or delivered.

(b) Section 3.24(b) of the Seller Disclosure Schedule sets forth with respect to the top ten (10) suppliers of the Company (on a consolidated basis) for each of the two most recent fiscal years, the names and addresses of such suppliers and the amount for which each such supplier invoiced the applicable Company during such period. The Company has not received any written notice, and has no reason to believe, that any significant supplier of the Company (i) has ceased, or will cease, to supply products or services to the Company, (ii) has substantially reduced or will substantially reduce, the supply of products or services to the Company, or (iii) has sought, or is seeking, to increase the price the Company will pay for products or services of such supplier, including in each case after the consummation of the transactions contemplated hereby. The Company is not involved in any material disputes with any of the top 15 suppliers. Except for payments made in the ordinary course of business consistent with past practice, the Company has not paid any supplier in advance for any services or made any prepayment for products or services not yet developed or delivered by any supplier.

3.25 Warranties. No products or services sold by the Company are subject to any warranty provided by the Company beyond any warranty contained in applicable standard terms and conditions of sale and any warranties imposed by or arising under applicable Legal Requirements.

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3.28 Data Protection; Privacy; IT Systems. The Company has been and is in compliance with any and all applicable Legal Requirements, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use, disclosure, disposal, maintenance and transmission. Such privacy policies have been and are substantially accurate and consistent with respect to the Company’s actual practices with respect to data protection or information privacy and the use of personal data collected by the Company.

3.29 Anti-Corruption and Trade Controls.

(a) The Company and, to the Knowledge of the Company, any Person acting for or on behalf of the Company (collectively, the “Relevant Persons”), has not violated any provision of any applicable anti-corruption or anti-bribery laws or regulations.

(b) The Relevant Persons have not directly or indirectly made any payment or any other transfer of value (or offer, promise, or authorization thereof) to any individual or entity, including any government official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty, (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any individual or entity in obtaining or retaining business or (iii) securing any improper advantage.

3.30 Bank Accounts. Section 3.30 of the Seller Disclosure Schedule lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

3.31 Brokers or Finders. None of the Company or any of the Sellers has entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

3.32 Disclosure. No representation or warranty by any of the Sellers set forth in this Agreement (taking into account the information provided in the Seller Disclosure Schedule), the Transaction Documents or any other agreement, certificate or other document provided in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

Article IV
Representations and Warranties of Purchaser

Purchaser represents and warrants to the Sellers as set forth in this Article IV, subject to any exceptions set forth in the disclosure schedule delivered by Purchaser to the Sellers dated as of the date hereof (the “Purchaser Disclosure Schedule”).

4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws the State of Texas and has all requisite corporate power and authority to carry on its business as now being conducted and to own, use and lease the properties and assets it now owns.

4.2 Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement, and the Transaction Documents to which it is a party, and the performance by the Purchaser of obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. Assuming the due and valid authorization, execution and delivery hereof by the Sellers, this Agreement is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as limited by Enforceability Limitations. Assuming the due and valid authorization, execution and delivery of the Transaction Documents to which they are a party by the Sellers, the Transaction Documents to which a Purchaser is a party, when executed and delivered by the Purchaser, will be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their terms, except as limited by the Enforceability Limitations.

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4.3 Execution and Validity. This Agreement has been duly executed and delivered by Purchaser. Assuming the due and valid authorization, execution and delivery hereof by the Sellers, this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Limitations.

4.4 Consents and Approvals; No Violations. Except as set forth on Section 4.4 of the Purchaser Disclosure Schedule, none of the execution and delivery by the Purchaser of this Agreement or the Transaction Documents to which either is a party, the performance by the Purchaser of its obligations hereunder or thereunder, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Purchaser, each as amended to date or (b) require any declaration or filing with, or permit, authorization, consent or approval of, any Governmental Authority.

4.5 Litigation. There is no action, suit, charge, claim or proceeding, at law or in equity, pending or, to the actual knowledge of the Purchaser, threatened against, the Purchaser that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6 Brokers or Finders. The Purchaser has not entered into any Contract entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

Article V
Conduct Prior to the Closing Date

5.1 Interim Operations of the Company. From the date hereof through the Closing Date, except (i) as otherwise expressly provided in this Agreement or the Transaction Documents, or (ii) as may be consented to by Purchaser in writing, the Sellers shall cause the Company to:

(a) conduct its business only in the usual and ordinary course and shall use best efforts to maintain the value of its business as a going concern and its relationships with its current customers, suppliers, vendors, employees, agents and other Persons having material business relationships with the Company and preserve for Purchaser unimpaired the goodwill of such customers, suppliers, vendors, employees, agents and other Persons;

(b) confer with Purchaser concerning operational matters of a material nature;

(c) not take any affirmative action, or fail to take any reasonable action within its control, which, if occurring within the time period specified in Section 3.7, would be required to be disclosed on Section 3.7 of the Seller Disclosure Schedule;

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(d) preserve and maintain all Company Permits required for the conduct of the Company’s business;

(e) pay the debts, Taxes and other obligations of the Company when due;

(f) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(g) maintain the properties and assets of the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(h) continue in full force and effect without modification all Insurance Policies;

(i) defend and protect the properties and assets of the Company from infringement or usurpation;

(j) perform all of its obligations under all Material Contracts;

(k) maintain the Books and Records in accordance with past practice; and

(l) comply in all material respects with all Legal Requirements applicable to the conduct of the Company’s business or the ownership and use of the Company’s assets.

5.2 Communications to Company Employees. Prior to making any written or material broad-based oral communications to the current or former officers or employees of the Company, including the Company Employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Sellers shall cause the Company to provide Purchaser with a copy of the intended communication, and Purchaser shall have a reasonable period of time to review and comment on the communication and shall promptly respond to the Company (such response to take no more than five (5) Business Days), and Purchaser and the Company shall cooperate in providing any such mutually agreeable communication.

5.3 Control of Operations. Nothing contained in this Agreement shall be deemed to give Purchaser or the Company, directly or indirectly, the right to control or direct the operations of the other prior to the Closing Date. Prior to the Closing Date, the Purchaser and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Article VI
Covenants

6.1 Access. Until the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall give Purchaser and its authorized representatives full access to all books, records, Contracts, personnel, offices and other facilities and properties of the Company; provided, however, that any such access to the Company’s facilities shall be conducted at a reasonable time during normal business hours, under the supervision of the Company’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere unreasonably with the normal operation of the business of the Company.

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6.2 Confidentiality.

(a) Each of the Parties (i) shall itself, (ii) shall cause its employees and other Representatives to, (iii) shall cause each of its Affiliates itself to, and (iv) shall cause each of its Affiliates to cause its employees and other Representatives to, in each case, keep confidential and not disclose the terms of this Agreement to any third party; provided, however, that disclosure of such aspects of this Agreement is permitted: (A) with the prior written consent of either a Purchaser (if the disclosing Party is a Seller) or the Sellers’ Representative (if the disclosing Party is a Purchaser); (B) to a Party’s professional advisers on a need-to-know basis and subject to their agreement to keep such aspects of this Agreement confidential; (C) to the extent that enforcement of this Agreement’s terms, applicable Legal Requirements or legal process requires public disclosure; (D) in connection with the sale of or other disposition, in whole or in part, of Purchaser or the Company (or any person that controls either of them) following the Closing or any interest in any of them (but then only if such disclosure is subject to a non-disclosure agreement then customary in such transactions); or (E) in connection with a claim by a person that could give rise to a claim against a Party. If any public disclosure is required pursuant to clause (C) above, then the party required to make such disclosure (1) will give notice of such disclosure to the other so that the other may seek a protective order or other protective arrangement to the extent permitted by applicable Legal Requirements or other similar or appropriate relief and (2) will undertake in good faith to limit the manner and extent of such disclosure, requiring to the extent practical that the person to whom the disclosure is made maintain the confidentiality of the disclosed terms to the extent possible.

(b) Each Seller (i) shall itself, (ii) shall cause its employees and other Representatives to, (iii) shall cause each of its Affiliates itself to, and (iv) shall cause each of its Affiliates to cause its employees and other Representatives to, in each case keep confidential and not disclose all information, whether written or oral, concerning the Business, except to the extent that disclosing Party can show that such information (A) is generally available to and known by the public through no fault of any Seller or (b) is lawfully acquired by a Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Sellers will be responsible for violations of the obligations of this Section 6.2 by their Affiliates and their and their Affiliates’ Representatives.

6.3 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, each of the Sellers shall not, and shall cause each of the Company not to, nor shall any of them authorize or permit (to the extent within its power and authority) any of their respective managers, officers, Affiliates, trustees or employees or any investment banker, advisor, representative or other agent of the Company or Seller to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, equity exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of equity securities of any of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the obligations of the Sellers with respect to the Company set forth in Section 6.3(a), the Sellers shall, as promptly as practicable (and in any event within three (3) Business Days after receipt thereof by the Company or Seller or their respective Representatives), notify Purchaser of any Acquisition Proposal or any request for nonpublic information or other inquiry which a Company or any Seller believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company and Sellers shall keep Purchaser informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. The Sellers agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

6.4 Public Disclosure. Purchaser and the Sellers, or any of the foregoing, shall not make any public disclosure concerning this Agreement or any of the other transactions contemplated hereby without the prior written consent of Purchaser and the Sellers’ Representative, except as may be required by any applicable Legal Requirement.

6.5 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to any applicable Legal Requirements) to consummate and make effective, in the most expeditious manner practicable and the transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VIII to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all lawful steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) obtaining all necessary consents, approvals or waivers from, and giving all necessary notices to, third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) From the date hereof until the Closing, the Sellers shall promptly notify Purchaser in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Business or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(c) Purchaser’s receipt of information pursuant to this Section 6.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement and shall not be deemed to amend or supplement the Seller Disclosure Schedule.

6.6 Payoff Letters. Prior to the Closing, the Company shall obtain a letter from each holder of any Indebtedness of the Company, or any Person owed Company Transaction Costs in an amount in excess of $5,000, in form and substance reasonably acceptable to Purchaser (collectively, the “Payoff Letters”), (i) setting forth the amount of such Indebtedness or Company Transaction Costs and wire instructions for payment of such amount as of the Closing, and (ii) confirming that upon the holder’s receipt of such payment, such Indebtedness or Company Transaction Costs will be fully satisfied and such holder will immediately release all Encumbrances relating to such Indebtedness or Company Transaction Costs. Concurrent with the Closing and to the extent such amounts are not paid by the Company prior to the Closing, Purchaser will cause the Company to pay the amount of such Indebtedness or Company Transaction Costs as set forth in the Payoff Letters and described more fully on the Company Closing Transaction Costs Certificate and the Company Closing Indebtedness Certificate.

Article VII
Tax Matters

7.1 Covenants Regarding Taxes.

(a) All Taxes of the Company and the Sellers attributable to any Pre-Closing Tax Period (including any penalties and interest thereon) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes (and Purchaser shall cooperate with respect thereto as necessary).

(b) All income, transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. The Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c) Purchaser shall prepare, or cause to be prepared, all non-income Tax Returns required to be filed by the Company after the Closing with respect to a Pre-Closing Tax Period. Any such Tax Return shall be submitted by Purchaser to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return that could reasonably be expected to materially and adversely impact on the Sellers, it shall, within fifteen (15) days after delivery of such Tax Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and Sellers’ Representative are unable to reach such agreement within ten days after receipt by Purchaser of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Purchaser and reasonably acceptable to Sellers’ Representative (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Purchaser and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Purchaser and Sellers’ Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Purchaser.

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7.2 Termination of Existing Tax Sharing Agreements. Sellers shall cause the Company to terminate any and all existing Tax sharing agreements (whether written or not) binding upon the Company prior to the Closing. After such date no Company shall have any further rights or liabilities thereunder.

7.3 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of a Company ended as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of a Company, deemed to be the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the close of business on the Closing Date and the denominator of which is the number of calendar days in the entire period.

7.4 Contests. Purchaser agree to give written notice to Sellers’ Representative of the receipt of any written notice by Purchaser or its Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Purchaser pursuant to Article IX (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder. Purchaser shall control the contest or resolution of any Tax Claim; provided, however, that Purchaser shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers’ Representative.

7.5 Cooperation and Exchange of Information. Purchaser and the Sellers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Purchaser and the Sellers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding of any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company for any taxable period beginning before the Closing Date, Purchaser and the Sellers (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials; provided, however, Purchaser shall not be required to provide such notice with respect to any taxable period ending more than 4 years prior to such transfer, destruction or discard.

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7.6 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII or any other provision of this Agreement shall be treated as an adjustment to the Closing Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

7.7 Treatment of Purchase. Solely for U.S. federal and state income tax purposes, the Parties agree to treat the acquisition by Purchaser of the Purchased Equity Interests as a purchase by Purchaser of all of the Company’s assets and no Party shall take any position inconsistent with such treatment. Accordingly, Purchaser and Sellers agree to take all actions and to execute, deliver and file all such documents and instruments, that are reasonably necessary to effectuate an election under Section 338(h)(10) of the Code (the “338 Election”) to treat the purchase of the Purchased Equity Interests as an asset purchase for federal and state income tax purposes, including but not limited to the completion, execution and timely filing of IRS Form 8023. Purchaser and the Sellers shall report and file Tax Returns (including, but not limited to, IRS Form 8023) in all respects and for all purposes consistent with such election, and the Purchaser nor Sellers shall take any position that is inconsistent with such election unless required to do so by law.

7.8 Allocation of Purchase Price. Within 30 days of the determination of the final Closing Purchase Price pursuant to Section 2.4, Purchaser shall deliver to Sellers’ Representative the allocation of the Closing Purchase Price among the assets of a Company in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Purchaser and the Sellers shall report and file Tax Returns (including, but not limited to, IRS Form 8883) in all respects and for all purposes consistent with such allocation, and the Purchaser nor Sellers shall take any position that is inconsistent with such allocation unless required to do so by law.

Article VIII
Closing Conditions

8.1 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Sellers are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers’ Representative:

(a) Representations and Warranties. Each representation and warranty of Purchaser contained in this Agreement or in any schedule delivered pursuant hereto (i) that is qualified as to materiality, shall be true and correct when made and as of the Closing Date, and (ii) that is not qualified as to materiality, shall be true and correct in all material respects when made and on and as of the Closing Date, in each case with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), and the Sellers shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

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(b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Sellers shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser, provided that with respect to agreements, covenants and conditions that are qualified by materiality, Purchaser shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order which is in effect and which has the effect of making illegal, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d) Consents. All approvals, consents and waivers that are listed on Section 4.4 of the Purchaser Disclosure Schedule (including all material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entities) shall have been received and executed counterparts thereof shall have been delivered to the Sellers’ Representative.

(e) Transaction Documents. Purchaser shall have delivered to the Sellers’ Representative duly executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 2.6(b) and any third parties to the Transaction Documents shall have delivered executed counterparts to such Transaction Documents to the Sellers’ Representative.

(f) Additional Documents. Purchaser shall have delivered to the Sellers such other documents or instruments as they reasonably request that are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Purchaser is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser: Representations and Warranties. Each representation and warranty of the Sellers contained in this Agreement or in any schedule delivered pursuant hereto (i) that are qualified as to materiality, shall be true and correct when made and as of the Closing Date and (ii) that are not qualified as to materiality, shall be true and correct in all material respects when made and on and as of the Closing Date, in each case with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), and Purchaser shall have received a certificate to such effect signed by each Seller.

(b) Agreements and Covenants. The Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Purchaser shall have received a certificate to such effect signed by each Seller.

(c) No Order or Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding shall have been commenced against Purchaser, the Company or the Sellers seeking to or which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d) Consents. All approvals, consents and waivers required to be obtained for the consummation of the transactions contemplated by this Agreement shall have been obtained (including those listed on Section 3.3 of the Seller Disclosure Schedule) and executed counterparts thereof shall have been delivered to Purchaser.

(e) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f) Transaction Documents. The Sellers shall have duly executed and delivered to Purchaser the Transaction Documents to which each is a party respectively and such other documents and deliveries set forth in Section 2.6(a) and any third parties to the Transaction Documents shall have delivered executed counterparts to such Transaction Documents to Purchaser.

(g) Third-Party Obligations. The Sellers’ Representative shall have delivered to Purchaser written evidence (in form and substance reasonably satisfactory to Purchaser) that the fees and expenses owing to the Company’s and the Sellers’ investment bankers, financial advisors, counsel, auditors and other advisors in connection with the transactions contemplated hereby have been paid in full, and that no Company has any liability (including any indemnification obligations) to any of the Company’s and the Sellers’ investment bankers, counsel, auditors or other advisors.

(h) Release of Encumbrances. The Sellers shall have caused the Company to have obtained releases of all Encumbrances (other than any Permitted Encumbrances) relating to the assets and properties of the Company or the Purchased Equity Interests, or confirmation that such Encumbrances will be released upon receipt of the amounts set forth in the applicable Payoff Letter.

(i) Retention of Key Employees. None of the Key Employees shall have been involuntarily terminated, voluntarily terminated his or her employment, or communicated any intention of voluntarily terminated his or her employment following the Closing.

(j) Additional Documents. The Sellers shall have delivered to Purchaser such other documents or instruments as are required to be delivered by the Sellers at the Closing pursuant to the terms hereof or that Purchaser reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

Article IX
Indemnification and Survival

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months after the Closing Date; provided, however, that the representations and warranties in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.8, and 3.31 (the “Core Reps”) shall survive indefinitely and (ii) Sections 3.14, 3.15, 3.16, 3.19, and 3.29 (the “Statutory Reps”) shall survive for the full period of all applicable statutes of limitations with respect to the subject matter of such representation and warranty (giving effect to any waiver, mitigation or extension thereof) plus an additional thirty (30) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, (a) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and (b) the foregoing survival limitations would not apply in the event of fraud or willful breach of this Agreement.

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9.2 Indemnification of Purchaser. Subject to the limitations set forth in this Article IX, the Sellers, jointly and severally, shall indemnify and defend Purchaser, and its managers, officers, employees, agents, Affiliates, heirs, executors, personal representatives, successors and assigns, including, from and after the Closing, the Company (the “Purchaser Indemnified Parties”), and hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred, sustained by, or imposed upon any Purchaser Indemnified Party based upon, arising out of, with respect to or as a result of:

(a) any breach of, or inaccuracy in, any representation or warranty contained in Article III of this Agreement, or any of the Transaction Documents or any other certificate or document delivered to Purchaser on behalf of the Company or the Sellers pursuant hereto (in each case as such representation or warranty would read if all qualifications as to materiality and material adverse effect or similar qualifications were deleted therefrom for the purpose of determining whether a breach thereof occurred and for determining the Losses for which the Indemnified Parties are entitled to indemnification hereunder);

(b) any breach or non-fulfillment of any covenant or agreement of the Sellers contained in this Agreement (including the Seller Disclosure Schedule), or any of the Transaction Documents;

(c) any liabilities for Taxes (including penalties or interest thereon) to the extent based upon, resulting from or arising out of the transactions contemplated hereby or the business, operations, properties, assets or obligations of the Sellers, the Company, or any of their respective Affiliates conducted, relating to or arising on or prior to the Closing Date; and

(d) any Indebtedness of the Company or Current Liabilities as of the Closing Date, or Company Transaction Costs, in each case to the extent not included on the Indebtedness Schedule or the Working Capital Schedule.

9.3 Indemnification of the Sellers. Subject to the limitations set forth in this Article IX, Purchaser shall indemnify and defend the Sellers and their respective heirs, executors, personal representatives, successors and assigns of the foregoing Persons (the “Seller Indemnified Parties”), and hold each of them harmless from and against and shall pay and reimburse each of them for, any and all Losses incurred, sustained by, or imposed upon the Seller Indemnified Parties based upon, arising out of, with respect to or as a result of:

(a) any breach of, or inaccuracy in, any representation or warranty contained in Article IV of this Agreement or any certificate delivered by Purchaser at the Closing (in each case as such representation or warranty would read if all qualifications as to materiality and material adverse effect or similar qualifications were deleted therefrom for the purpose of determining whether a breach thereof occurred and for determining the Losses for which the Indemnified Parties are entitled to indemnification hereunder);

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(b) any breach of any covenant or agreement of Purchaser contained in this Agreement; or

(c) any claim for payment of fees and/or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby based upon any agreement, arrangement or other understanding between the claimant and Purchaser or any of its agents or representatives.

9.4 Procedure for Claims between Parties. If a claim for Losses is to be made by a Person entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall give written notice (a “Claim Notice”), in the case of claims pursuant to Section 9.2, to the Sellers’ Representative, and in the case of claims pursuant to Section 9.3, to Purchaser (each Person so notified being referred to as the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article IX. Any failure to provide any such Claim Notice in a timely manner to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure. Each Claim Notice shall set forth (i) the specific representation, warranty, covenant or agreement alleged to have been breached, (ii) the nature and amount of the claim asserted, together with sufficient facts relating thereto so that the Indemnifying Party may reasonably evaluate such claim and (iii) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses to which the Indemnified Party believes it is entitled in connection with the claim. If the Indemnifying Party, within ten (10) Business Days after receipt of the Claim Notice, does not give written notice to the Indemnified Party stating its intent to contest such claim, the claim shall be deemed accepted and the amount of the claim shall be deemed a valid claim, and the Indemnifying Party shall, within ten (10) Business Days after expiration of the prior notice period, deliver to the Indemnified Party the amount of the Losses with respect to the claim, unless such claim is contingent or the amount not liquid, in which event the Indemnifying Party shall deliver such amount upon the Losses of such claim being determinable. If the Indemnifying Party shall contest the assertion of a claim by giving such written notice to the Indemnified Party within such period (a “Dispute Notice”), then the Parties shall act in good faith to reach agreement regarding such claim.

9.5 Defense of Third-Party Claims. If any action, suit or proceeding is filed or any claim is made against any Indemnified Party by a third party, and such Indemnified Party may be entitled to indemnification under this Agreement with respect to such claim, such Indemnified Party shall give written notice thereof to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely notice hereunder shall not affect any rights to indemnification hereunder, except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced by such failure. After such notice, the Indemnifying Party shall be entitled, if it so elects and at its sole cost and expense (subject to the limitations set forth in this Article IX), (a) to take control of the defense and investigation of such action, suit, proceeding or claim; provided, however, that the Indemnifying Party must provide reasonable assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend such proceeding and provide indemnification with respect to such proceeding; and provided further, if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party; (b) to employ and engage attorneys of its own choice to handle and defend the same; provided, however, that the Indemnified Party may participate in any action, suit, proceeding or claim with attorneys of its own choice and at its own expense; and provided, further, that if the named parties to such action, suit, proceeding or claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled, at the Indemnifying Party’s expense (subject to the limitations set forth in this Article IX), to separate counsel of its own choosing, and (c) to negotiate, compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in a commercially reasonable manner with the Indemnifying Party and its attorneys in the investigation, trial and defense of such action, suit, proceeding or claim and any appeal arising therefrom. In the case of Purchaser, such cooperation shall include the retention, and the provision to the Sellers’ Representative upon request, of records and information reasonably relevant to such third-party claim, and making employees of Purchaser reasonably available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of notice of the third-party action, suit, proceeding or claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s expense (subject to the limitations set forth in this Article IX), the defense, compromise or settlement of such claim on behalf of the Indemnifying Party. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable (subject to the limitations set forth in this Article IX) for any settlement of any action, suit, proceeding or claim effected pursuant to and in accordance with this Section 9.5 and for any final judgment (subject to any right of appeal), and the Indemnifying Party shall indemnify and hold harmless (subject to the limitations set forth in this Article IX an Indemnified Party from and against any Losses by reason of such settlement or judgment.

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9.6 Omitted.

9.7 Limitation on Indemnification Obligations.

(a) Notwithstanding anything to the contrary set forth in this Article IX or any other provision of this Agreement, the aggregate liability of the Sellers for Losses under Section 9.2(a) shall not exceed the Base Purchase Price (the “Indemnity Cap”); provided, however that the above limitation shall not apply in the case of fraud or with respect to any Core Rep, Statutory Rep, or the representations set forth in Sections 3.5 or 3.6.

(b) Notwithstanding anything to the contrary set forth in this Article IX or any other provision of this Agreement, the Sellers shall not be liable for Losses under Section 9.2 unless and until the aggregate Losses for which the Sellers would otherwise be liable exceed $10,000 (the “Basket Amount”), at which point the Sellers shall become liable for Losses back to the first dollar; provided, however, that Losses relating to claims based on fraud shall not be subject to the Basket Amount.

(c) Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the foregoing shall not prohibit an Indemnified Party from selecting the theory or right of indemnification under which it may bring a claim.

9.8 Adjustments to Closing Purchase Price. All indemnification payments under this Article IX shall be deemed adjustments to the portion of the Closing Purchase Price received by Sellers.

9.9 Right of Offset. If any indemnification claim brought by the Purchaser Indemnified Parties pursuant to Section 9.2 is not timely paid by the Sellers’ Representative in accordance with Section 9.4, the Purchaser Indemnified Parties may, but shall not be required to, offset any amount owing (even if not yet due) pursuant to the Seller Note by written notice to the Sellers’ Representative. Following the delivery of such notice, the principal amount owing pursuant to the Seller Note shall be automatically reduced by such amount.

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9.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Article X
Termination, Amendment and Waiver

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and the Sellers;

(b) by either Sellers (on the one hand) or Purchaser (on the other hand) if the Closing shall not have been consummated within sixty (60) days of the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Sellers if any action or failure to act by the Company or Seller shall have been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement, or (ii) Purchaser if any action or failure to act by a Purchaser shall have been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act shall have constituted a material breach of this Agreement;

(c) by either the Sellers or Purchaser if a Governmental Authority shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Order or other action is final and non-appealable;

(d) by the Sellers, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such breach by Purchaser or such inaccuracy in the representations and warranties of Purchaser is curable by Purchaser, then the Sellers may not terminate this Agreement under this Section 10.1(d) until thirty (30) days after delivery of written notice to Purchaser of such breach and intent to terminate, provided Purchaser continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 10.1(d) if such breach by Purchaser is cured during such thirty (30) day period, or if the Sellers shall have materially breached this Agreement); or

(e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such breach by such Seller or such inaccuracy in the representations and warranties of such Seller is curable by such Seller, then Purchaser may not terminate this Agreement under this Section 10.1(e) until thirty (30) days after delivery of written notice to the Sellers’ Representative of such breach and intent to terminate, provided such Seller continue to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) if such breach by such Seller is cured during such thirty (30) day period, or if Purchaser shall have materially breached this Agreement).

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10.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of written notice of termination by the terminating Party, in the case of Purchaser, to the Sellers’ Representative, and in the case of the Sellers, to Purchaser (it being understood that, in the case of any termination pursuant to Section 10.1(d) or Section 10.1(e) based on any breach or inaccuracy which is curable, delivery of notice of intent to terminate pursuant to Section 10.1(d) or Section 10.1(e) shall not be construed as notice of termination). In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 10.1, this Section 10.2 and Sections 11.1 through 11.10, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement.

10.3 Fees and Expenses. Except to the extent otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

10.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of Purchaser and the Sellers.

10.5 Waiver. Any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Parties hereto to such Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement by a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Article XI
General Provisions

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice):

(a) if to Purchaser (and the Company after the Closing), to:

Zen Energy, Inc.

Attn: Alex Rodriguez, Chairman and CEO

5851 Legacy Circle, Suite 600

Plano, Texas 75024

Facsimile:

E-mail:

with a copies to (which shall not constitute notice):

Pulman, Cappuccio, Pullen, Benson & Jones, LLP

Attn: J. Bradley Jones

2161 N.W. Military Hwy., Suite 400

San Antonio, Texas 78213

Facsimile: (210) 892-1610

E-mail: bjones@pulmanlaw.com

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(b) if to the Sellers or Principals:

Luccirelli & Gomez, LLC

Attn: Genaro Gomez Gastanares

E-mail: ggcastanares@gmail.com

TCN Holdings, LLC

Attn: Donnie Goodwin

15 E. Loftwood Circle

Spring, Texas 77382

Email: donnied68@hotmail.com

with a copy to (which shall not constitute notice):

Chapoton Sanders Scarborough, LLP

Attn: J. Patrick LaRue

Two Riverway, Suite 1500

Houston, Texas 77056

Facsimile: (713) 999-0025

Email: plarue@css-firm.com

The Law Office of John W. Wood, P.C.

4900 Woodway Drive, Suite 1110

Houston, Texas 77056

Facsimile: (713) 529-7378

Email: jw@johnwoodlaw.com

11.2 Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

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11.3 Counterparts. This Agreement may be executed by facsimile of PDF signatures, in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Purchaser and Sellers and delivered to each of Purchaser and the Sellers, it being understood that all such Parties need not sign the same counterpart.

11.4 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Seller Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as expressly set forth in Section 6.6 and except for the rights and remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties set forth in Article IX, are not intended to confer upon any other Person any rights or remedies hereunder.

11.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in Bexar County, Texas for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by certified mail shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the state or federal courts located in Bexar County, Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.7 No Specific Performance. The Sellers agree that notwithstanding any breach by Purchaser of this Agreement, none of the Sellers or any of their respective Affiliates shall be entitled to specific performance of any covenants, agreements or other provisions hereof or any other injunctive or other equitable relief hereunder.

11.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PURCHASER AND SELLERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PURCHASER OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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11.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Purchaser and the Sellers. Subject to this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 11.10 shall be void.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the Purchaser and Sellers have caused this Equity Interest Purchase Agreement to be executed by their respective duly authorized officers as of the date first written above.

Purchaser:

Zen Energy, Inc.

By:	/s/ Alex Rodriguez
Name:	Alex Rodriguez
Title:	Chief Executive Officer and President

Sellers:

Luccirelli & Gomez, LLC

By:	/s/ Genaro Gomez Castanares
Name:	Genaro Gomez Castanares
Title:	President

TCN Holdings, LLC

By:	/s/ Donnie Goodwin
Name:	Donnie Goodwin
Title:	Managing Member

Principals:

/s/ Genaro Gomez Castanares
Genaro Gomez Castanares

/s/ Donald Goodwin
Donald Goodwin

[SIGNATURE PAGE TO EQUITY INTEREST PURCHASE AGREEMENT]

EXHIBIT A

DEFINITIONS

“338 Election” has the meaning set forth in Section 7.7.

“Accounting Referee” has the meaning set forth in Section 7.1(c).

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Adjustment Amounts” has the meaning set forth in Section 2.4(b)(i)(C).

“Adjustment Documents” has the meaning set forth in Section 2.4(d).

“Affiliate” of a specified Person means each other Person who Controls, is Controlled by, or is under common Control with the specified Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Company Agreement” has the meaning set forth in Section 1.5.

“Balance Sheet” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Purchase Price” has the meaning set forth in Section 2.3.

“Basket Amount” has the meaning set forth in Section 9.7(b).

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business of the Company or its Subsidiaries, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies and plans and payroll and benefits information pertaining to employees of the Company.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

“Castanares” has the meaning set forth in the preamble to this Agreement.

“Claim Notice” has the meaning set forth in Section 9.4.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Company Indebtedness Certificate” means a certificate executed by the Sellers’ Representative, certifying the amount of (i) the Closing Indebtedness as of the Closing and the amount, if any, paid or to be paid directly by Purchaser on behalf of the Company at the Closing (including an itemized list of each such indebtedness amount and the creditor to whom such amount is owed).

“Closing Company Transaction Costs Certificate” means a certificate executed by the Sellers’ Representative, certifying the amount of (i) the Transaction Costs to be paid by the Company concurrent with or immediately prior to the Closing and (ii) the Company Transaction Costs, if any, or to be paid directly by Purchaser on behalf of the Company at the Closing (including an itemized list of each such unpaid Company Transaction Costs with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Purchase Price” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the aggregate amount of the Company’s Indebtedness as of the Closing Date.

“Closing Indebtedness Adjustment Amount” has the meaning set forth in Section 2.4(b)(i)(B).

“Closing Transaction Costs Adjustment Amount” has the meaning set forth in Section 2.4(b)(i)(C).

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Closing Certificates” has the meaning set forth in Section 2.6(a)(iv).

“Company Contract” has the meaning set forth in Section 3.11(a).

“Company Employees” means all those individuals that are employees of the Company as of the date of this Agreement (including interns and part-time employees) and those individuals that become employees of the Company in the ordinary course of business consistent with past practice between the date of this Agreement and immediately prior to the Closing Date. For purposes of this Agreement, a “former” Company Employee is any individual who would have been a Company Employee but for the termination of such individual’s employment with a Company, by a Company or otherwise, prior to the date hereof.

“Company IP” means IP owned in whole or in part by the Company.

“Company Material Adverse Effect” means any change, event, circumstance, development or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, financial condition, operations, results of operations or prospects of the Company.

“Company Permits” has the meaning set forth in Section 3.13(b).

“Company Secretary Certificate” has the meaning set forth in Section 2.6(a)(viii).

“Company Transaction Costs” means the total amount of all fees, costs and expenses (including any attorney’s, accountant’s (which shall not include regular audit fees), financial advisors, broker’s or finder’s fees) incurred by or for the benefit of the Company on or prior to the Closing, in connection with (a) any due diligence conducted by a Company with respect to the transactions contemplated by this Agreement, (b) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule) and all related agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, (e) any change of control payments, transaction bonus payments and stay bonus obligations (and all other Liabilities, obligations, costs and expenses related to such payments or obligations, including any Taxes related thereto), if any, (f) costs and premiums of any tail insurance policies and (g) otherwise in connection with the transactions contemplated hereby.

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“Company Transaction Costs Schedule” has the meaning set forth in Section 2.4(b)(i).

“Contract” means, with respect to any Person, any contract, agreement, instrument, license, lease, mortgage, note, bond, debenture, indenture, guarantee, franchise, concession, plan, warranty, purchase order, insurance policy, or other legally binding obligation, arrangement or other commitment to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Control,” “Controlled” and “Controlling” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Core Reps” has the meaning set forth in Section 9.1.

“Current Assets” means any current assets of the Company as of the close of business on the Closing Date of the type required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied, including, without limitation, cash and cash equivalents, accounts receivable, inventory, marketable securities, prepaid expenses and other liquid assets that can be readily converted to cash, all of which are to be reflected on the Closing Date Balance Sheet (and any estimates thereof).

“Current Liabilities” means any current Liabilities and obligations of the Company as of the close of business on the Closing Date of the type required to be set forth on a balance sheet prepared in accordance with GAAP, consistently applied including, without limitation, (i) any Liabilities and obligations of the Company that are required to be accrued pursuant to the terms of this Agreement, and (ii) Liabilities contingent upon the consummation of, or arising in connection with, the transactions contemplated by this Agreement and incurred on or prior to the anticipated Closing, all of which are to be reflected on the Closing Date Balance Sheet (and any estimates thereof). Notwithstanding the foregoing, “Current Liabilities” does not mean and shall not include (x) the Company Transaction Costs to the extent not paid prior to Closing or (y) the current portion of any Indebtedness to the extent included in the Closing Indebtedness.

“Dispute Notice” has the meaning set forth in Section 9.4.

“Encumbrances” means restrictions on title or transfer, including liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, or similar obligations or encumbrances of any kind.

“Enforceability Limitations” has the meaning set forth in Section 3.2(a).

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Adjustments” has the meaning set forth in Section 2.3(a)(i).

“Estimated Adjustment Amounts” has the meaning set forth in Section 2.4(a)(ii).

“Estimated Adjustment Documents” has the meaning set forth in Section 2.4(a).

“Estimated Closing Purchase Price” has the meaning set forth in Section 2.4(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a).

“Estimated Closing Indebtedness” means the amount of the estimated Closing Indebtedness, as set forth in the Estimated Closing Indebtedness Schedule.

“Estimated Closing Indebtedness Adjustment Amount” has the meaning set forth in Section 2.4(a)(ii).

“Estimated Company Transaction Costs” means the amount of the estimated Company Transaction Costs, as set forth in the Estimated Company Transaction Costs Schedule.

“Estimated Closing Indebtedness Adjustment Amount” has the meaning set forth in Section 2.4(a)(iii).

“Estimated Company Transaction Costs Schedule” has the meaning set forth in Section 2.4(a).

“Estimated Indebtedness Schedule” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Costs Adjustment Amount” has the meaning set forth in Section 2.4(a)(iii).

“Estimated Working Capital” means the amount (positive or negative) equal to (i) estimated Current Assets minus (ii) estimated Current Liabilities, each as set forth in the Estimated Working Capital Schedule.

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(a)(i).

“Estimated Working Capital Schedule” has the meaning set forth in Section 2.4(a).

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“Final Closing Indebtedness” has the meaning set forth in Section 2.4(b)(i).

“Final Company Transaction Costs” has the meaning set forth in Section 2.4(b)(i).

“Final Working Capital” has the meaning set forth in Section 2.4(b)(i).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means U.S. generally accepted accounting principles (as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or agencies with similar functions of comparable status and authority within the U.S. accounting profession, applicable to the circumstances).

“Goodwin” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any: (i) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, or body and any court or other tribunal, or the Company, corporation, organization, or any other instrumentality that is owned or controlled by any Governmental Authority); or (iv) Person or body exercising, or entitled to exercise, any governmental executive, legislative, judicial, administrative, regulatory, audit, investigative, police, military or taxing authority or power on behalf of the above noted entities.

“GSE” has the meaning set forth in Section 1.3(a).

“GSE Services Agreement” has the meaning set forth in Section 1.3(b).

“GSE Subscription Agreement” has the meaning set forth in Section 1.3(b).

“Immediate Family” means any spouse, parent, child, grandchild, sibling, mother and father-in-law, son and daughter-in-law, brother and sister-in-law, niece, nephew and anyone (other than domestic employees) sharing the same home.

“Indebtedness” means, with respect to any Person (and except for accounts payable and accrued liabilities incurred in the ordinary course of business and not overdue for more than sixty (60) days which are expressly excluded from this definition):

(i) all Liabilities, including principal, interest, fees, premiums, prepayment penalties, breakage amounts, expense reimbursements or other amounts payable in connection therewith, for borrowed money;

(ii) all Liabilities for the deferred purchase price of property or services;

(iii) all Liabilities that are evidenced by a note, bond, debenture or similar instrument;

(iv) all Liabilities, contingent or otherwise, in respect of letters of credit, letters of guaranty or bankers’ acceptances, if drawn;

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(v) all Liabilities under financing and capital leases;

(vi) all Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements;

(vii) all Liabilities, contingent or otherwise, which in accordance with GAAP would be required to be presented upon such Person’s balance sheet as Liabilities other than Current Liabilities;

(viii) all other Liabilities, contingent or otherwise, which would not be required by GAAP to be presented upon such Person’s balance sheet as Liabilities, but of which such Person has Knowledge; and

(ix) all guarantees of any of the obligations and liabilities described in clauses (i) through (viii) above.

“Indebtedness Schedule” has the meaning set forth in Section 2.4(b)(i).

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Indemnity Cap” has the meaning set forth in Section 9.7(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.4(e).

“Insurance Policies” has the meaning set forth in Section 3.22(a).

“Intellectual Property Rights” means any and all of the following statutory and common law rights throughout the world in, arising out of, or associated therewith: (i) all patents, utility models, statutory invention registrations, and applications therefor and all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, discoveries, improvements, trade secrets, proprietary information, know-how and technology; (iii) all works of authorship, copyrights and copyright registrations and applications therefor, mask works, and any moral rights associated therewith; (iv) all industrial designs and registered designs and any registrations and applications therefor; (v) all trade names, logos, trademarks, service marks, and registrations and applications therefor; (vi) all databases and data collections (including knowledge databases, customer and supplier lists and customer and supplier databases); (vii) all rights in computer hardware, firmware, and software, including but not limited to source code, object code, and executable code and any associated documentation; (viii) rights to Uniform Resource Locators, Web site addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing or in any Technology; and (x) any goodwill associated with any of the foregoing.

“IP” means Intellectual Property Rights and Technology.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Company.

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“Knowledge of the Company” means with respect to a particular fact or matter: (i) the actual awareness of such fact or matter by any Seller or Key Employee; (ii) the awareness that any such Seller or Key Employee would be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (iii) any information contained in the Company’s Books and Records that any such Seller would be expected to obtain in the course of such Seller’s recent review of such Books and Records.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign, international or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, debt obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Losses” means any and all demands, claims, actions or causes of action, assessments, costs, disbursements, losses, diminution in value, Liabilities, obligations, fines, charges, penalties, awards, damages and expenses (including expenses and reasonable attorneys’ fees incurred in the investigation or defense of any of the same or in asserting rights hereunder).

“Material Contract” means any Contract that is disclosed or required to be disclosed in Section 3.11(a) of the Seller Disclosure Schedule.

“Membership Interest Assignment” has the meaning set forth in Section 2.6(a)(iii).

“New Equity Interests” has the meaning set forth in Section 1.3(a).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Order” means any decision, judgment, order, writ, injunction, decree, award or determination (whether temporary, preliminary or permanent) of any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of organization or formation and company agreement of a limited liability company; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Outstanding Equity Interests” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the introductory paragraph hereof.

“Payoff Letters” has the meaning set forth in Section 6.6.

“Permitted Encumbrances” means (i) statutory liens for Taxes or other governmental charges or assessments or levies not yet due and payable, (ii) liens of landlords, carriers, warehousemen, mechanics, vendors or materialmen securing obligations arising in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business of the Company, and (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

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“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Plans” has the meaning set forth in Section 3.14(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchased Equity Interests” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Closing Certificates” has the meaning set forth in Section 2.6(b)(v).

“Purchaser Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures or facilities located thereon.

“Registered Intellectual Property Rights” means all United States and foreign: (i) patents, utility model registrations, statutory invention registrations, registered industrial designs, and applications therefor and all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof, and international equivalents thereof; (ii) registered trademarks and service marks, applications to register trademarks and service marks, including actual use and intent-to-use applications, and other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations.

“Related Party Debt” has the meaning set forth in Section 3.20(a).

“Relevant Person” has the meaning set forth in Section 3.29(a).

“Representative” means, with respect to any Person, any of such Person’s employees, officers, directors, managers, shareholders, members or other owners, trustees, trust beneficiaries, agents, consultants or other representatives (including any investment bankers).

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

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“Seller Note” has the meaning set forth in Section 2.3(b).

“Seller Note Amount” has the meaning set forth in Section 2.4(c).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 2.2(a).

“Sellers Services Agreement” has the meaning set forth in Section 1.4.

“Statutory Reps” has the meaning set forth in Section 9.1.

“Straddle Period” has the meaning set forth in Section 7.3.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tangible Assets” has the meaning set forth in Section 3.10.

“Target Working Capital” means an amount equal to $0.00.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxation”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, state nonresident withholding, unclaimed and abandoned property or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 7.4.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including federal, state, local and foreign Tax returns), including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all technology of any kind, including but not limited to all know-how, show-how, methods, apparatus, compositions of matter, machines, techniques, designs, diagrams, design rules, formulas, trade secrets, ideas, discoveries, inventions (whether or not patented or patentable), business materials, algorithms, routines, computer hardware, firmware, and software (including but not limited to source code, object code, and executable code and any associated documentation), flowcharts, files, databases, spreadsheets, works of authorship (whether or not copyrightable), processes, test methodologies, any media on which any of the foregoing is recorded, any other tangible embodiments of any of the foregoing and all devices, prototypes, hardware, equipment, development tools and test systems, but not the Intellectual Property Rights in any of the foregoing.

“Transaction Documents” means the Seller Note, the GSE Subscription Agreement, the GSE Services Agreement, the Sellers Services Agreement, the Amended Company Agreement, the Membership Interest Assignment, and the other agreements, instruments and documents required to be delivered prior to or at the Closing.

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“Treasury Regulations” means regulations promulgated by the Secretary of the Treasury or a delegate of the Secretary of the Treasury, as amended from time to time.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the amount (positive or negative) equal to (i) Current Assets minus (ii) Current Liabilities, each as set forth in the Working Capital Schedule.

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b)(i)(A).

“Working Capital Schedule” has the meaning set forth in Section 2.4(b)(i).

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